Exhibit 10.16

FOURTH AMENDMENT
TO THE
ENTEGRA BANK

AMENDED AND RESTATED LONG TERM CAPITAL APPRECIATION PLAN

THIS FOURTH AMENDMENT is adopted this 22nd day of February, 2018, effective as of February 23, 2018, by Entegra Bank (formerly “Macon Bank, Inc.”), a North Carolina commercial bank located in Franklin, North Carolina (the “Bank”).

WHEREAS, the Bank previously adopted the Macon Bank Amended and Restated Long Term Capital Appreciation Plan on December 15, 2004, effective January 1, 2005, and subsequently adopted the First Amendment thereto on December 10, 2008, effective January 1, 2005, the Second Amendment thereto on March 16, 2011, effective February 28, 2011, and the Third Amendment thereto on the 26th day of February, 2015, effective April 1, 2015 (as amended, the “Plan”); and

WHEREAS, the Board of Directors of the Bank has deemed it advisable to amend the Plan to clarify certain administrative provisions concerning participant direction of investment in the common stock of Entegra Financial Corporation.

NOW, THEREFORE the Plan is hereby amended as follows, effective February 23, 2018 (the “Amendment Effective Date”):

Name of the Plan

The Plan shall hereafter be referred to as the Entegra Bank Amended and Restated Long Term Capital Appreciation Plan.

Article II of the Plan is amended by deleting Section 2.3 in its entirety and replacing it with a new Section 2.3, to read as follows:

2.3       Investment Return on Deferrals.  During the Plan Year, the Bank shall credit (or charge) the Participant’s Account that is attributable to Deferrals and Initial Credits under Section 2.2 with an investment return equal to actual Earnings on his Account in accordance with Section 2.3a below. Each Participant who (a) has not had a Termination from Service as of the Amendment Effective Date, or (b) makes a valid election under Section 2.6 hereof, shall have the right to direct the investment of the Participant’s Account. However, the Bank may specify any limitations on the Participant’s right of vestment direction. The Participant investment direction right is limited strictly to investment direction and the Participant will not be entitled to the distribution of any Account asset except as the Plan otherwise permits in Section 3.9 hereof or otherwise. Except as otherwise provide in the Plan or Trust, all Plan assets, including all incidents of ownership thereto, at all times will be the sole property of the Bank.

Article II of the Plan is amended by adding a new Section 2.3a(e) immediately following Section 2.3a(d), such Section 2.3a(e) to read as follows:

2.3a       Directed Investment Accounts.

(e)       Investment in Common Stock of Entegra Financial Corporation. Notwithstanding any contrary provision in the Plan, a Participant’s election to invest all or any portion of his Directed Account in the common stock of Entegra Financial Corporation shall be irrevocable.

Article III of the Plan is hereby amended by adding a new Section 3.9 immediately following Section 3.8, such Section 3.9 to read as follows:

3.9       Common Stock of Entegra Financial Corporation. Notwithstanding any Plan provision to the contrary, if a Participant has elected to have all or any portion of his Directed Account invested in the common stock of Entegra Financial Corporation, then upon distribution of all or a portion of such Directed Account to the Participant, the portion of such account that is so directed will be settled by a fixed number of shares.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

ENTEGRA BANK

By:
Title:	President & CEO

Witnessed by: